Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports Second Quarter 2026 Results Highlighted by Increased Net Interest Income and Margin Expansion

Declares $0.10 Quarterly Cash Dividend

Second Quarter Performance Highlights

●	Net Income: Net income for the quarter ended June 30, 2026 totaled $4.1 million or $0.55 per diluted share (including Series A preferred shares), versus $1.9 million or $0.25 per diluted share (including Series A preferred shares) in the quarter ended March 31, 2026 and $2.4 million or $0.33 per diluted share (including Series A preferred shares) in the quarter ended June 30, 2025. Adjusted (non-GAAP) net income (excluding debt extinguishment charges and severance expenses) was $4.3 million or $0.58 per diluted share for the quarter ended June 30, 2026, versus adjusted (non-GAAP) net income (excluding severance expenses) of $4.0 million or $0.54 per diluted share in the prior linked quarter and net income of $2.4 million or $0.33 per diluted share in the comparable 2025 quarter (which included no adjustments).
●	Net Interest Income: Net interest income was $16.8 million for the quarter ended June 30, 2026, an increase of $0.4 million, or 2.50% from the quarter ended March 31, 2026 and $2.0 million, or 13.36%, from the quarter ended June 30, 2025, representing a record level.
●	Net Interest Margin Expansion: The Company’s net interest margin for the quarter ended June 30, 2026 increased to 3.10% from 2.96% for the quarter ended March 31, 2026 and 2.76% in the quarter ended June 30, 2025.
●	Improved Profitability Metrics: Returns on average assets and average tangible equity increased to 0.73% and 8.85%, respectively, for the quarter ended June 30, 2026 from 0.33% and 4.14%, respectively, for the quarter ended March 31, 2026 and 0.44% and 5.46%, respectively, for the quarter ended June 30, 2025. Adjusted (non-GAAP) returns on average assets and average tangible equity increased to 0.77% and 9.30%, respectively, for the quarter ended June 30, 2026 from 0.70% and 8.83%, respectively, for the quarter ended March 31, 2026 and 0.44% and 5.46%, respectively, for the quarter ended June 30, 2025. Pre-provision net revenue return on average assets increased to 1.06% for the quarter ended June 30, 2026 from 0.62% for the quarter ended March 31, 2026 and 1.04% for the quarter ended June 30, 2025. Adjusted pre-provision net revenue return on average assets increased to 1.11% for the quarter ended June 30, 2026 from 1.02% for the quarter ended March 31, 2026 and 1.04% for the quarter ended June 30, 2025.
●	Demand Deposits: Demand deposits increased $16.9 million or 7.13% to a record $254.3 million at June 30, 2026 from March 31, 2026 and increased $6.5 million or 2.62% from December 31, 2025, driven by the success of our C&I banking relationships and an increase in municipal operating accounts.
●	Share Repurchases: For the quarter ended June 30, 2026, the Company repurchased 112,346 shares of its common stock, which represented approximately 1.6% of shares outstanding at the beginning of the period, at a weighted average price of $23.54 per share. Of the 366,050 shares authorized under the Company’s share repurchase program, 171,729 shares remain available for repurchase as of June 30, 2026.

●	Appointment of New President: As previously announced on July 20, 2026, Kevin O’Connor has been named to the position of President of the Company and the Bank effective July 27, 2026. Mr. O’Connor brings more than 35 years of banking experience to Hanover Bank, having most recently served as Long Island Market President at Valley Bank.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common shares and Series A preferred shares payable on August 13, 2026 to stockholders of record on August 6, 2026.
●	Riverhead Branch: Our new full-service branch in downtown Riverhead, New York is currently on schedule and is expected to open its doors in the third quarter of 2026. This expansion will allow us to better serve the East End of Long Island with our complete suite of financial and banking services.

Mineola, NY – July 23, 2026 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter ended June 30, 2026 and the declaration of a $0.10 per share cash dividend on both common shares and Series A preferred shares payable on August 13, 2026 to stockholders of record on August 6, 2026.

Earnings Summary for the Quarter Ended June 30, 2026

The Company reported net income for the quarter ended June 30, 2026 of $4.1 million or $0.55 per diluted share (including Series A preferred shares) versus $2.4 million or $0.33 per diluted share (including Series A preferred shares) for the quarter ended June 30, 2025.  The Company recorded adjusted (non-GAAP) net income (excluding debt extinguishment charges and severance expenses of $0.2 million, net of tax) of $4.3 million or $0.58 per diluted share in the quarter ended June 30, 2026, versus net income of $2.4 million or $0.33 per diluted share in the comparable 2025 quarter (which included no adjustments).  Returns on average assets, average stockholders’ equity and average tangible equity were 0.73%, 8.01% and 8.85%, respectively, for the quarter ended June 30, 2026, versus 0.44%, 4.93% and 5.46%, respectively, for the comparable quarter of 2025.  Adjusted (non-GAAP) returns, exclusive of debt extinguishment charges and severance expenses, on average assets, average stockholders’ equity and average tangible equity were 0.77%, 8.42% and 9.30%, respectively, in the quarter ended June 30, 2026, versus 0.44%, 4.93% and 5.46%, respectively, in the comparable 2025 quarter, which included no adjustments for the 2025 quarter.

The increase in net income recorded in the second quarter of 2026 from the comparable 2025 quarter resulted from an increase in net interest income and a decrease in provision for credit losses.  This was partially offset by a decrease in non-interest income, consisting primarily of a decrease in gain on sale of loans held-for-sale, an increase in non-interest expense, which includes $240 thousand debt extinguishment charges in the 2026 quarter, and an increase in income tax expense.

Net interest income was $16.8 million for the quarter ended June 30, 2026, an increase of $2.0 million, or 13.36% from the comparable 2025 quarter.  This increase was due to improvement in the Company’s net interest margin to 3.10% in the 2026 quarter from 2.76% in the comparable 2025 quarter.  The cost of interest-bearing liabilities decreased to 3.46% in the 2026 quarter from 3.94% in the comparable 2025 quarter, a decrease of 48 basis points.  This decrease was partially offset by a 5 basis point decrease in the yield on interest earning assets to 5.93% in the 2026 quarter from 5.98% in the second quarter of 2025.  Net interest income on a linked quarter basis increased $0.4 million or 2.50%, resulting from a 9 basis point increase in the yield on interest earning assets and a 5 basis point decrease in cost of interest-bearing liabilities.

Earnings Summary for the Six Months Ended June 30, 2026

For the six months ended June 30, 2026, the Company reported net income of $5.9 million or $0.80 per diluted share (including Series A preferred shares), versus $4.0 million or $0.53 per diluted share (including Series A preferred shares) in the comparable 2025 six-month period.  The Company recorded adjusted (non-GAAP) net income (excluding debt extinguishment charges and severance expenses of $2.3 million, net of tax) of $8.3 million or $1.11 per diluted share in the six months ended June 30, 2026, versus adjusted (non-GAAP) net income (excluding core system conversion expenses of $2.6 million, net of tax) of $6.5 million or $0.87 per diluted share in the comparable 2025 six-month period.  Returns on average assets, average stockholders’ equity and average tangible equity were 0.53%, 5.89% and 6.51%, respectively, for the six months ended June 30, 2026, versus 0.36%, 4.02% and 4.46%, respectively, for the comparable 2025 period.  Adjusted (non-GAAP) returns, exclusive of debt extinguishment charges and severance expenses, on average assets, average stockholders’ equity and average tangible equity were 0.73%, 8.20% and 9.07%, respectively, in the six months ended June 30, 2026, versus 0.59%, 6.63% and 7.35%, respectively, in the comparable 2025 period, exclusive of core system conversion expenses.

The increase in net income recorded for the six months ended June 30, 2026 from the comparable 2025 period is due to an increase in net interest income and a decrease in the provision for credit losses.  These were partially offset by a decrease in non-interest income, consisting primarily of a decrease in gain on sale of loans held-for-sale, an increase in income tax expense and an increase in non-interest expenses, particularly compensation and benefits, severance expenses, occupancy and equipment and other operating expenses which included $240 thousand debt extinguishment charges.  Severance expenses for the six months ended June 30, 2026 were primarily related to a severance benefit of approximately $2.2 million to the former President of the Company and the Bank whose last day of employment was March 31, 2026.

Net interest income was $33.1 million for the six months ended June 30, 2026, an increase of $3.7 million, or 12.61% from the comparable 2025 period, due to the improvement of the Company’s net interest margin to 3.03% in the 2026 period from 2.72% in the comparable 2025 period.  The cost of interest-bearing liabilities decreased to 3.48% in the six months ended June 30, 2026 from 3.98% in the comparable 2025 period, a decrease of 50 basis points.  This decrease was partially offset by an 11 basis point decrease in the yield on interest earning assets to 5.88% in the 2026 period from 5.99% in the comparable 2025 period.

Michael P. Puorro, Chairman, President and Chief Executive Officer, commented on the Company’s quarterly results:  “We are pleased to deliver solid second quarter results, highlighted by record net interest income and record demand deposits.  By capitalizing on market opportunities and maintaining strict operating discipline, we achieved meaningful margin expansion and improved our core profitability metrics.  Our ongoing commitment to share buybacks and dividends reflects our confidence in the Company’s financial strength and our dedication to delivering long-term shareholder returns.  Further, we are excited to welcome Kevin O’Connor to the team.  As we expand our Long Island footprint, his reputation in the community banking sector complements our growth strategies.  We look forward to working together to increase market share in this underserved region.”

Balance Sheet Highlights

Total assets were $2.34 billion at June 30, 2026 versus $2.38 billion at December 31, 2025.  Total securities available for sale (“AFS”) at June 30, 2026 were $135.0 million, an increase of $35.5 million from December 31, 2025, primarily driven by growth in U.S. GSE residential mortgage-backed securities, collateralized loan obligations and corporate bonds, offset by decreases in U.S. Treasury securities and collateralized mortgage obligations.

Total deposits were $2.01 billion at June 30, 2026 versus $2.03 billion at December 31, 2025.  Our loan to deposit ratio was 99% both at June 30, 2026 and December 31, 2025.

Borrowings at June 30, 2026 were $59.8 million, with a weighted average rate and term of 3.49% and 51 months, respectively.  At June 30, 2026 and December 31, 2025, the Company had $59.8 million (net of $440 thousand deferred prepayment penalty) and $100.7 million, respectively, of term FHLB advances outstanding.  The Company had no FHLB overnight borrowings outstanding at June 30, 2026 and December 31, 2025.  The Company had no borrowings outstanding under lines of credit with correspondent banks at June 30, 2026 and December 31, 2025.

Stockholders’ equity was $202.7 million at June 30, 2026 as compared to $200.3 million at December 31, 2025.  Retained earnings increased by $4.4 million due primarily to net income of $5.9 million for the six months ended June 30, 2026, which was offset by $1.5 million of dividends declared.  The accumulated other comprehensive loss at June 30, 2026 was 0.28% of total equity and was comprised of a $0.5 million after tax net unrealized loss on the investment portfolio and a $0.1 million after tax net unrealized loss on derivatives.  During the six months ended June 30, 2026, the Company repurchased 112,346 shares of its common stock at an aggregate cost of $2.6 million.  As of June 30, 2026, 171,729 shares remained available for repurchase under the Company’s stock repurchase program.  Book value per share (including Series A preferred shares) increased to $27.66 at June 30, 2026 from $27.02 at December 31, 2025.  Tangible book value per share (including Series A preferred shares) increased to $25.02 at June 30, 2026 from $24.41 at December 31, 2025.

Loan Portfolio

The Bank’s loan portfolio was $2.00 billion at June 30, 2026 and December 31, 2025.  At June 30, 2026, the Company’s residential loan portfolio (including home equity) amounted to $764.2 million, with an average loan balance of $487 thousand and a weighted average loan-to-value ratio of 56%.  Commercial real estate (including construction) and multifamily loans totaled $1.08 billion at June 30, 2026, with an average loan balance of $1.5 million and a weighted average loan-to-value ratio of 58%.  As discussed below, approximately 37% of the multifamily portfolio is subject to rent regulation.  The Company’s commercial real estate concentration ratio continues to improve, decreasing to 346% of capital at June 30, 2026 from 362% at December 31, 2025, with loans secured by office space accounting for 2% of the total loan portfolio and totaling $40.2 million at June 30, 2026.  The Company’s loan pipeline at June 30, 2026 is approximately $223.0 million, with approximately 50% being niche-residential, SBA and USDA lending opportunities.

The Bank originates loans for its portfolio and for sale in the secondary market under a residential flow origination program.  During the quarters ended June 30, 2026 and 2025, the Company sold $27.2 million and $23.7 million, respectively, of residential loans under its flow origination program and recorded gains on sale of loans held-for-sale of $0.7 million and $0.5 million, respectively.  Residential loan originations were $57 million for the quarter ended June 30, 2026.

During the quarters ended June 30, 2026 and 2025, the Company sold approximately $8.3 million and $22.3 million, respectively, of government guaranteed SBA loans and recorded gains on sale of loans held-for-sale of $0.7 million and $1.8 million, respectively.  SBA loan originations and gains on sale continue to be lower due to a less favorable economic outlook for many business owners along with the Bank’s ongoing prudent decision to tighten credit. Together, these factors contributed to lower SBA loan volume, approval levels, and related gain-on-sale income.

Commercial Real Estate Statistics

A significant portion of the Bank’s commercial real estate portfolio consists of loans secured by Multifamily and CRE-Investor owned real estate that are predominantly subject to fixed interest rates for an initial period of 5 years.  The Bank’s exposure to Land/Construction loans as of June 30, 2026 is not significant at $10.3 million, all at floating interest rates.  As shown below, as of June 30, 2026, 16% of the loan balances in these combined portfolios will either have a rate reset or mature in 2026, with another 54% with rate resets or maturing in 2027.

Multifamily Market Rent Portfolio Fixed Rate Reset/Maturity Schedule					Multifamily Stabilized Rent Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period (Loan Data as of 6/30/2026)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate	Calendar Period (Loan Data as of 6/30/2026)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2026	22	$70,753	$3,216	3.62%	2026	11	$25,609	$2,328	3.96%
2027	70	184,958	2,642	4.39%	2027	52	126,943	2,441	4.29%
2028	15	20,517	1,368	6.14%	2028	10	8,318	832	6.84%
2029	7	11,120	1,589	6.58%	2029	5	19,750	3,950	6.40%
2030	8	20,099	2,512	6.19%	2030	7	13,471	1,924	6.32%
2031+	19	48,314	2,543	5.83%	2031+	10	15,473	1,547	6.16%
Fixed Rate	141	355,761	2,523	4.70%	Fixed Rate	95	209,564	2,206	4.82%
Floating Rate	1	101	101	9.50%	Floating Rate	1	453	453	7.92%
Total	142	$355,862	$2,506	4.71%	Total	96	$210,017	$2,188	5.66%

CRE Investor Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period (Loan Data as of 6/30/2026)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2026	17	$31,740	$1,867	6.02%
2027	81	126,645	1,564	4.74%
2028	28	30,106	1,075	6.65%
2029	6	8,160	1,360	6.78%
2030	14	13,353	954	6.99%
2031+	24	30,891	1,287	6.63%
Fixed Rate	170	240,895	1,417	5.58%
Floating Rate	10	7,677	768	7.92%
Total CRE-Inv.	180	$248,572	$1,381	5.66%

Stabilized Multifamily Pro Forma Stress Results

The table below reflects a pro forma stressed evaluation of the Bank’s Multifamily stabilized loan portfolio as of June 30, 2026, using the primary assumption for a revised Debt Service Coverage Ratio (“DSCR”) calculation, for all loans where the current interest rate is below 6.00%.  The current balance for these loans is recast at 6.00% with a 30-year amortization.  The chart below reflects the impact of these adjustments on the portfolio.  The projected loan to value (“LTV”) assumption resets all loans using a 6.25% cap rate and the last reported property net operating income (“NOI”) to determine an implied property valuation and based on the current loan balance, the resultant LTV.

Multifamily Stabilized Rent Portfolio (Loan Data as of 6/30/2026)
DSCR Range	# Loans	Total O/S ($000's omitted)	% of Total MF Portfolio	Current Weighted Average LTV	Projected Weighted Average LTV

< 1.0	5	$16,207	3%	62%	102%
1.0 < x <1.2	14	33,833	6%	62%	75%
1.2 < x <1.3	12	48,544	8%	64%	74%
1.3 < x <1.5	30	70,004	12%	62%	63%
1.5 < x <2.0	21	32,745	6%	58%	55%
x > 2.0	14	8,684	2%	45%	37%
Total	96	$210,017	37%	61%	68%

As reflected above, only 5 loans totaling $16 million in the multifamily rent stabilized portfolio would have a pro forma DSCR less than 1x, this represents 3% of the total multifamily portfolio.  The remainder of this portfolio, totaling $194 million, representing 34% of the entire multifamily portfolio, would possess DSCR’s greater than 1x while maintaining a projected weighted average LTV well within our policy guidelines.  Additionally, 73% of the rent stabilized loans and 74% of the entire multifamily portfolio are further secured with personal guarantees from the borrowers.  Based on the maturities and rate resets in the previous 12 months, we believe the overall demand for multifamily housing in our market will allow our borrowers to address any adverse impact proactively.  The Bank continues to successfully manage multifamily loans with scheduled rate repricing or maturities.  Matured loans that qualified for renewal have been retained while others have paid off in full through refinances.  The majority of the rate resetting loans remain as performing loans at the new higher interest rate.

Rental breakdown of Multifamily portfolio

The table below segments our portfolio of loans secured by Multifamily properties based on rental terms and location as of June 30, 2026.  As shown below, 63% of the combined portfolio is secured by properties subject to free market rental terms, which is the dominant tenant type.  Both the Market Rent and Stabilized Rent segments of our portfolio present very similar average borrower profiles.  The portfolio is primarily located in the New York City boroughs of Brooklyn, the Bronx and Queens.

Multifamily Loan Portfolio - Loans by Rent Type (Loan Data as of 6/30/2026)
Rent Type	# Notes	Outstanding Loan Balance	% of Total Multifamily	Avg Loan Size	LTV	Current DSCR	Avg # of Units
		($000's omitted)		($000's omitted)

Market	142	$355,862	63%	$2,506	60.8%	1.43	10
Location
Manhattan	6	$10,300	2%	$1,717	49.3%	1.44	9
Other NYC	94	$263,153	46%	$2,800	60.7%	1.40	9
Outside NYC	42	$82,409	15%	$1,962	62.4%	1.52	14

Stabilized	96	$210,017	37%	$2,188	61.1%	1.42	12
Location
Manhattan	7	$10,090	2%	$1,441	49.8%	1.76	19
Other NYC	78	$183,077	32%	$2,347	61.6%	1.39	11
Outside NYC	11	$16,850	3%	$1,532	61.9%	1.58	14

Office Property Exposure

The Bank’s exposure to the Office market is not significant.  Loans secured by office space accounted for 2% of the total loan portfolio at June 30, 2026, with a total balance of $40.2 million, of which less than 1% is located in Manhattan.  The pool has a 2.44x weighted average DSCR and a 54% weighted average LTV.

Asset Quality and Allowance for Credit Losses

At June 30, 2026, the Bank reported $28.3 million in non-performing loans compared to $24.6 million at March 31, 2026 and $21.6 million at December 31, 2025.  Excluding the portion that is government guaranteed by the SBA, non-performing loans were $21.3 million at June 30, 2026 compared to $17.7 million at March 31, 2026 and $17.9 million at December 31, 2025.  The increase in non-performing loans over the linked quarter is primarily attributable to a $3.6 million loan relationship, originated in 2018 by Savoy Bank, which is comprised of one commercial real estate loan in the amount of $2.8 million and an SBA loan in the amount of $0.8 million (non-guaranteed portion).  While the loans are currently non-performing, they are well collateralized and the Bank expects to fully recover the principal amount.  At June 30, 2026 non-performing loans were 1.42% of total loans outstanding versus 1.08% at December 31, 2025.  Excluding the guaranteed portion, non-performing loans were 1.07% of total loans outstanding at June 30, 2026 versus 0.90% at December 31, 2025.

During the second quarter of 2026, the Bank recorded a provision for credit losses of $500 thousand.  The allowance for credit losses was $19.1 million at June 30, 2026 versus $18.7 million at December 31, 2025.  The allowance for credit losses as a percentage of total loans was 0.96% at June 30, 2026 and 0.93% at December 31, 2025.

Net Interest Margin

The Bank’s net interest margin increased to 3.10% for the quarter ended June 30, 2026 compared to 2.96% in the quarter ended March 31, 2026 and 2.76% in the quarter ended June 30, 2025.  Reversal of accrued interest income on a non-accrual loan reduced the net interest margin by 2 basis points for the quarter ended June 30, 2026.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is the bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover offers a complete suite of consumer, commercial, and municipal banking products and services, including multifamily and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Port Jefferson, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Bowery, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion, including the financial statements attached thereto, includes non-GAAP financial measures which include the Company’s adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average equity, pre-provision net revenue (“PPNR”), PPNR return on average assets, adjusted PPNR, adjusted PPNR return on average assets, return on average tangible equity, adjusted return on average tangible equity, adjusted non-interest expense to average assets, efficiency ratio, adjusted efficiency ratio, tangible common equity (“TCE”) ratio, TCE, tangible assets and tangible book value per share.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of and reconciliations of the aforementioned non-GAAP financial measures, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect as a result of inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties.  There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements.  Factors that might cause such a difference include, but are not limited to: (1) the impact of a pandemic or other health crises and the government’s response to such pandemic or crises on our operations as well as those of our customers and on the economy generally and in our market area specifically; (2) competitive pressures among depository institutions may increase significantly; (3) changes in the interest rate environment may reduce interest margins; (4) loan origination and sale volumes, charge-offs and credit loss provisions may vary substantially from period to period; (5) general economic conditions may be less favorable than expected; (6) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (7) legislative or regulatory changes or actions may adversely affect the businesses in which Hanover Bancorp, Inc. is engaged; (8) the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; (9) changing political conditions and the outcome of federal, state, and local elections and the resulting economic and other impact on the areas in which we conduct business; (10) changes relating to rent regulation and housing, including recent legislative action in New York City to freeze rents on certain rent-regulated properties; (11) changes and trends in the securities markets may adversely impact Hanover Bancorp, Inc.; (12) a delayed or incomplete resolution of regulatory issues could adversely impact our planning; (13) difficulties in integrating any businesses that we may acquire, which may increase our expenses and delay the achievement of any benefits that we may expect from such acquisitions; (14) the impact of the strategic credit cleanup that we implemented during the fourth quarter of 2025 and the wholesale funding restructuring we implemented during the first quarter of 2026; (15) the impact of reputation risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity could be significant; (16) our ability to hire and retain key personnel; and (17) the outcome of any future regulatory and legal investigations and proceedings may not be anticipated.  Further information on other factors that could affect the financial results of Hanover Bancorp, Inc. are included in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	June 30,	March 31,	December 31,
	2026	2026	2025
Assets
Cash and cash equivalents	$141,243	$194,448	$208,904
Securities-available for sale, at fair value	135,043	105,799	99,552
Investments-held to maturity	912	963	1,017
Loans held for sale	2,928	16,296	6,407

Loans, net of deferred loan fees and costs	1,997,893	1,992,694	2,000,749
Less: allowance for credit losses	(19,139)	(19,149)	(18,694)
Loans, net	1,978,754	1,973,545	1,982,055

Goodwill	19,168	19,168	19,168
Premises & fixed assets	14,052	14,049	14,313
Operating lease assets	7,006	8,072	9,855
Other assets	37,524	38,609	41,825
Assets	$2,336,630	$2,370,949	$2,383,096

Liabilities and stockholders’ equity
Core deposits	$1,506,501	$1,504,925	$1,518,491
Time deposits	506,338	517,421	509,896
Total deposits	2,012,839	2,022,346	2,028,387

Borrowings	59,810	59,780	100,725
Subordinated debentures	34,229	59,021	24,743
Operating lease liabilities	7,628	8,797	10,567
Other liabilities	19,377	19,564	18,408
Liabilities	2,133,883	2,169,508	2,182,830

Stockholders’ equity	202,747	201,441	200,266
Liabilities and stockholders’ equity	$2,336,630	$2,370,949	$2,383,096

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/2026	6/30/2025	6/30/2026	6/30/2025
Interest income	$32,066	$32,049	$64,358	$64,886
Interest expense	15,295	17,254	31,225	35,462
Net interest income	16,771	14,795	33,133	29,424
Provision for credit losses	500	2,357	1,030	2,957
Net interest income after provision for credit losses	16,271	12,438	32,103	26,467

Loan servicing and fee income	1,164	1,083	2,206	2,164
Service charges on deposit accounts	119	162	369	279
Gain on sale of loans held-for-sale	1,377	2,298	2,820	4,650
Other operating income	136	18	145	200
Non-interest income	2,796	3,561	5,540	7,293

Compensation and benefits	7,333	7,003	15,155	14,235
Severance expenses	35	—	2,340	—
Conversion expenses	—	—	—	3,180
Occupancy and equipment	2,012	1,910	4,080	3,746
Data processing	431	508	853	1,101
Professional fees	897	878	1,803	1,665
Federal deposit insurance premiums	364	365	726	702
Other operating expenses	2,576	1,952	4,297	3,983
Non-interest expense	13,648	12,616	29,254	28,612

Income before income taxes	5,419	3,383	8,389	5,148
Income tax expense	1,355	940	2,451	1,184

Net income	$4,064	$2,443	$5,938	$3,964

Earnings per share ("EPS"):(1)
Basic	$0.55	$0.33	$0.80	$0.53
Diluted	$0.55	$0.33	$0.80	$0.53

Average shares outstanding for basic EPS (1)(2)	7,396,444	7,500,871	7,415,171	7,482,307
Average shares outstanding for diluted EPS (1)(2)	7,396,444	7,506,584	7,415,171	7,488,226

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025
Interest income	$32,066	$32,292	$32,599	$32,994	$32,049
Interest expense	15,295	15,930	16,769	17,771	17,254
Net interest income	16,771	16,362	15,830	15,223	14,795
Provision for credit losses	500	530	6,100	1,325	2,357
Net interest income after provision for credit losses	16,271	15,832	9,730	13,898	12,438

Loan servicing and fee income	1,164	1,042	1,049	1,057	1,083
Service charges on deposit accounts	119	250	234	237	162
Gain on sale of loans held-for-sale	1,377	1,443	1,244	1,451	2,298
Gain on sale of investments	—	—	215	—	—
Other operating income	136	9	23	40	18
Non-interest income	2,796	2,744	2,765	2,785	3,561

Compensation and benefits	7,333	7,822	6,877	6,774	7,003
Severance expenses	35	2,305	—	—	—
Occupancy and equipment	2,012	2,068	2,036	1,960	1,910
Data processing	431	422	339	313	508
Professional fees	897	906	752	732	878
Federal deposit insurance premiums	364	362	352	334	365
Other operating expenses	2,576	1,721	2,003	1,900	1,952
Non-interest expense	13,648	15,606	12,359	12,013	12,616

Income before income taxes	5,419	2,970	136	4,670	3,383
Income tax expense	1,355	1,096	103	1,179	940

Net income	$4,064	$1,874	$33	$3,491	$2,443

Earnings per share ("EPS"):(1)
Basic	$0.55	$0.25	$—	$0.47	$0.33
Diluted	$0.55	$0.25	$—	$0.47	$0.33

Average shares outstanding for basic EPS (1)(2)	7,396,444	7,434,107	7,443,861	7,477,647	7,500,871
Average shares outstanding for diluted EPS (1)(2)	7,396,444	7,439,004	7,447,556	7,483,319	7,506,584

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended (2)		Six Months Ended
	6/30/2026	6/30/2025	6/30/2026	6/30/2025

Net income, as reported	$4,064	$2,443	$5,938	$3,964
Adjustments:
Debt extinguishment charges	240	—	240	—
Conversion expenses	—	—	—	3,180
Severance expenses	35	—	2,340	—
Total adjustments, before income taxes	275	—	2,580	3,180
Income tax effect of adjustments	69	—	251	608
Total adjustments, after income taxes	206	—	2,329	2,572
Adjusted net income (non-GAAP)	$4,270	$2,443	$8,267	$6,536

Diluted earnings per share (3)	$0.55	$0.33	$0.80	$0.53
Adjustments for non-recurring charges, net of tax	0.03	—	0.31	0.34
Adjusted diluted earnings per share (non-GAAP) (3)	$0.58	$0.33	$1.11	$0.87

Efficiency ratio (non-GAAP) (4)	69.75%	68.73%	75.64%	77.93%
Adjustments:
Debt extinguishment charges	(1.23)%	—%	(0.62)%	—%
Conversion expenses	—%	—%	—%	(8.66)%
Severance expenses	(0.18)%	—%	(6.05)%	—%
Adjusted efficiency ratio (non-GAAP)	68.34%	68.73%	68.97%	69.27%

Return on average assets	0.73%	0.44%	0.53%	0.36%
Adjustments for non-recurring charges, net of tax	0.04%	—%	0.20%	0.23%
Adjusted return on average assets (non-GAAP)	0.77%	0.44%	0.73%	0.59%

Return on average equity (3)	8.01%	4.93%	5.89%	4.02%
Adjustments for non-recurring charges, net of tax	0.41%	—%	2.31%	2.61%
Adjusted return on average equity (non-GAAP) (3)	8.42%	4.93%	8.20%	6.63%

Return on average tangible equity (non-GAAP) (3)(5)	8.85%	5.46%	6.51%	4.46%
Adjustments for non-recurring charges, net of tax	0.45%	—%	2.56%	2.89%
Adjusted return on average tangible equity (non-GAAP) (3)	9.30%	5.46%	9.07%	7.35%

Non-interest expense to average assets	2.45%	2.29%	2.60%	2.57%
Adjustments for non-recurring charges	(0.05)%	—%	(0.23)%	(0.28)%
Adjusted non-interest expense to average assets (non-GAAP)	2.40%	2.29%	2.37%	2.29%

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provides investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Ratios for the three months ended June 30, 2026 and 2025 are annualized.
(3)	Includes common stock and Series A preferred stock.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Represents net income divided by average total equity after deducting average goodwill and average core deposit intangible.

Note: Prior period information has been adjusted to conform with current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited) (continued)

(dollars in thousands, except per share data)

	Three Months Ended (2)		Six Months Ended
	6/30/2026	6/30/2025	6/30/2026	6/30/2025

Net income, as reported	$4,064	$2,443	$5,938	$3,964
Add: Provision for credit losses	500	2,357	1,030	2,957
Add: Provision for income taxes	1,355	940	2,451	1,184
Pre-provision net revenue (non-GAAP)	$5,919	$5,740	$9,419	$8,105

Pre-provision net revenue return on average assets (non-GAAP)	1.06%	1.04%	0.84%	0.73%

Pre-provision net revenue (non-GAAP)	$5,919	$5,740	$9,419	$8,105
Adjustments:
Debt extinguishment charges	240	—	240	—
Conversion expenses	—	—	—	3,180
Severance expenses	35	—	2,340	—
Adjusted pre-provision net revenue (non-GAAP)	$6,194	$5,740	$11,999	$11,285

Adjusted pre-provision net revenue return on average assets (non-GAAP)	1.11%	1.04%	1.07%	1.02%

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provides investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Ratios for the three months ended June 30, 2026 and 2025 are annualized.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended		Six Months Ended
	6/30/2026	6/30/2025	6/30/2026	6/30/2025
Profitability:
Return on average assets	0.73%	0.44%	0.53%	0.36%
Return on average equity (1)	8.01%	4.93%	5.89%	4.02%
Return on average tangible equity (non-GAAP) (1)(5)	8.85%	5.46%	6.51%	4.46%
Pre-provision net revenue return on average assets (non-GAAP) (6)	1.06%	1.04%	0.84%	0.73%
Yield on average interest-earning assets	5.93%	5.98%	5.88%	5.99%
Cost of average interest-bearing liabilities	3.46%	3.94%	3.48%	3.98%
Net interest rate spread (2)	2.47%	2.04%	2.40%	2.01%
Net interest margin (3)	3.10%	2.76%	3.03%	2.72%
Non-interest expense to average assets	2.45%	2.29%	2.60%	2.57%
Efficiency ratio (non-GAAP) (4)	69.75%	68.73%	75.64%	77.93%

Average balances:
Interest-earning assets	$2,170,133	$2,148,782	$2,205,763	$2,182,757
Interest-bearing liabilities	1,774,800	1,756,316	1,807,989	1,798,958
Loans	1,990,722	1,978,535	1,998,461	1,984,135
Deposits	1,867,859	1,838,947	1,908,797	1,878,969
Borrowings	132,088	142,733	129,111	138,224

(1)	Includes common stock and Series A preferred stock.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Represents net income divided by average total equity after deducting average goodwill and average core deposit intangible.
(6)	Refer to Consolidated Non-GAAP Financial Information for calculation.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	6/30/2026	3/31/2026	12/31/2025	9/30/2025
Asset quality:
Provision for credit losses - loans (1)	$500	$500	$5,925	$1,375
Net (charge-offs)/recoveries	(510)	(45)	(9,585)	(592)
Allowance for credit losses	19,139	19,149	18,694	22,354
Allowance for credit losses to total loans (2)	0.96%	0.96%	0.93%	1.12%

Non-performing loans
Non-guaranteed portion	$21,283	$17,749	$17,934	$16,993
Guaranteed portion (4)	7,057	6,837	3,670	176
Total	$28,340	$24,586	$21,604	$17,169

Non-performing loans/total loans	1.42%	1.23%	1.08%	0.86%
Non-performing loans, excluding guaranteed/total loans	1.07%	0.89%	0.90%	0.85%
Non-performing loans/total assets	1.21%	1.04%	0.91%	0.74%
Non-performing loans, excluding guaranteed/total assets	0.91%	0.75%	0.75%	0.73%
Allowance for credit losses/non-performing loans	67.53%	77.89%	86.53%	130.20%
Allowance for credit losses/non-performing loans, excluding guaranteed	89.93%	107.89%	104.24%	131.55%

Capital (Bank only):
Tier 1 Capital	$215,650	$210,222	$204,431	$205,434
Tier 1 leverage ratio	9.76%	9.20%	9.05%	9.15%
Common equity tier 1 capital ratio	13.59%	13.32%	12.90%	13.13%
Tier 1 risk based capital ratio	13.59%	13.32%	12.90%	13.13%
Total risk based capital ratio	14.84%	14.57%	14.06%	14.38%

Equity data:
Shares outstanding (3)	7,330,424	7,431,661	7,410,403	7,467,390
Stockholders’ equity	$202,747	$201,441	$200,266	$201,833
Book value per share (3)	27.66	27.11	27.02	27.03
Tangible common equity (3)	183,408	182,089	180,902	182,456
Tangible book value per share (3)	25.02	24.50	24.41	24.43
Tangible common equity (“TCE”) ratio (3)	7.91%	7.74%	7.65%	7.89%

(1)	Excludes $0, $30 thousand, $175 thousand and ($50) thousand provision for credit losses on unfunded commitments for the quarters ended 6/30/26, 3/31/26, 12/31/25 and 9/30/25, respectively.
(2)	Calculation excludes loans held for sale.
(3)	lncludes common stock and Series A preferred stock.
(4)	Guaranteed by the SBA.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	6/30/2026	3/31/2026	12/31/2025	9/30/2025
Loan distribution (1):
Residential mortgages	$737,226	$737,692	$751,536	$725,873
Multifamily	565,879	550,739	541,083	537,333
Commercial real estate - OO	272,413	271,692	275,747	267,050
Commercial real estate - NOO	244,574	257,787	260,903	271,201
Commercial & industrial	150,403	147,929	145,591	161,240
Home equity	26,949	26,439	25,459	25,582
Consumer	449	416	430	404

Total loans	$1,997,893	$1,992,694	$2,000,749	$1,988,683

Sequential quarter growth rate	0.26%	(0.40)%	0.61%	1.13%

CRE concentration ratio	346%	354%	362%	362%

Loans sold during the quarter	$35,527	$41,523	$39,114	$44,532

Funding distribution:
Demand	$254,270	$237,346	$247,786	$232,984
N.O.W.	708,329	772,318	781,681	701,199
Savings	42,382	44,307	58,475	43,363
Money market	501,520	450,954	430,549	434,973
Total core deposits	1,506,501	1,504,925	1,518,491	1,412,519
Time	506,338	517,421	509,896	562,304
Total deposits	2,012,839	2,022,346	2,028,387	1,974,823
Borrowings	59,810	59,780	100,725	100,725
Subordinated debentures	34,229	59,021	24,743	24,729

Total funding sources	$2,106,878	$2,141,147	$2,153,855	$2,100,277

Sequential quarter growth rate - total deposits	(0.47)%	(0.30)%	2.71%	1.21%

Period-end core deposits/total deposits ratio	74.84%	74.41%	74.86%	71.53%

Period-end demand deposits/total deposits ratio	12.63%	11.74%	12.22%	11.80%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025
Tangible common equity
Total equity (2)	$202,747	$201,441	$200,266	$201,833	$198,885
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(171)	(184)	(196)	(209)	(222)
Tangible common equity (non-GAAP) (2)	$183,408	$182,089	$180,902	$182,456	$179,495

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$183,408	$182,089	$180,902	$182,456	$179,495
Total assets	2,336,630	2,370,949	2,383,096	2,331,580	2,311,976
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(171)	(184)	(196)	(209)	(222)
Tangible assets (non-GAAP)	$2,317,291	$2,351,597	$2,363,732	$2,312,203	$2,292,586
TCE ratio (non-GAAP) (2)(3)	7.91%	7.74%	7.65%	7.89%	7.83%

Tangible book value per share
Tangible common equity (2)	$183,408	$182,089	$180,902	$182,456	$179,495
Shares outstanding (2)	7,330,424	7,431,661	7,410,403	7,467,390	7,499,243
Tangible book value per share (non-GAAP) (2)	$25.02	$24.50	$24.41	$24.43	$23.94

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provides investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock.
(3)	TCE ratio is calculated by dividing tangible common equity by tangible assets.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended June 30, 2026 and 2025

(unaudited, dollars in thousands)

	2026			2025
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$1,990,722	$29,788	6.00%	$1,978,535	$29,785	6.04%
Investment securities	119,512	1,650	5.54%	99,448	1,433	5.78%
Interest-earning cash	53,225	494	3.72%	62,760	695	4.44%
FHLB stock and other investments	6,674	134	8.05%	8,039	136	6.79%
Total interest-earning assets	2,170,133	32,066	5.93%	2,148,782	32,049	5.98%
Non interest-earning assets:
Cash and due from banks	10,220			9,218
Other assets	51,589			50,164
Total assets	$2,231,942			$2,208,164

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,163,445	$9,129	3.15%	$1,126,495	$10,649	3.79%
Time deposits	479,267	4,575	3.83%	487,088	5,058	4.17%
Total savings and time deposits	1,642,712	13,704	3.35%	1,613,583	15,707	3.90%
Borrowings	94,054	853	3.64%	118,026	1,221	4.15%
Subordinated debentures	38,034	738	7.78%	24,707	326	5.29%
Total interest-bearing liabilities	1,774,800	15,295	3.46%	1,756,316	17,254	3.94%
Demand deposits	225,147			225,364
Other liabilities	28,533			27,615
Total liabilities	2,028,480			2,009,295
Stockholders’ equity	203,462			198,869
Total liabilities & stockholders’ equity	$2,231,942			$2,208,164
Net interest rate spread			2.47%			2.04%
Net interest income/margin		$16,771	3.10%		$14,795	2.76%

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Six Months Ended June 30, 2026 and 2025

(unaudited, dollars in thousands)

	2026			2025
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$1,998,461	$59,406	5.99%	$1,984,135	$59,769	6.07%
Investment securities	110,321	3,021	5.52%	92,681	2,619	5.70%
Interest-earning cash	89,901	1,658	3.72%	97,914	2,177	4.48%
FHLB stock and other investments	7,080	273	7.78%	8,027	321	8.06%
Total interest-earning assets	2,205,763	64,358	5.88%	2,182,757	64,886	5.99%
Non interest-earning assets:
Cash and due from banks	11,081			9,360
Other assets	52,838			49,930
Total assets	$2,269,682			$2,242,047

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,198,556	$18,681	3.14%	$1,171,711	$22,104	3.80%
Time deposits	480,322	9,305	3.91%	489,023	10,378	4.28%
Total savings and time deposits	1,678,878	27,986	3.36%	1,660,734	32,482	3.94%
Borrowings	93,820	1,808	3.89%	113,524	2,328	4.14%
Subordinated debentures	35,291	1,431	8.18%	24,700	652	5.32%
Total interest-bearing liabilities	1,807,989	31,225	3.48%	1,798,958	35,462	3.98%
Demand deposits	229,919			218,235
Other liabilities	28,534			26,179
Total liabilities	2,066,442			2,043,372
Stockholders’ equity	203,240			198,675
Total liabilities & stockholders’ equity	$2,269,682			$2,242,047
Net interest rate spread			2.40%			2.01%
Net interest income/margin		$33,133	3.03%		$29,424	2.72%